Exhibit 99.1

For Immediate Release:

Contact:
Donja Majors
donjamajors@yahoo.com
970-518-5353

ELECTRIC POWER EQUIPMENT COMPANY AND VISTA INTERNATIONAL
ANNOUNCE STRATEGIC ALLIANCE
- This partnership will play a major role in developing green energy of the future. -

COMMERCE CITY, COLO., FEBRUARY 16, 2009 – Electric Power Equipment Company (EPECo), manufacturer of test equipment and custom switchgears, announces the formation of a strategic alliance with Englewood, Colo.-based Vista International, Inc. a leader in renewable energy technologies and project development, along with its affiliate Vista International Technologies, Inc. (VVIT.OB). The formation of this alliance presents a unified electrical energy source, complete with substations, controls, and switchgears, for areas such as the military, government agencies, and waste management companies. EPECo and Vista International Technology will develop a complete mobile electric generating system that will generate electricity from waste without the use of fossil fuels.

“This strategic alliance follows an industrial approach, which is appropriate in today’s world and economic climate,” stated Dave Miller, vice president of EPECo. “The power generating expertise of Vista and the electric protection and distribution expertise of EPECo complement each other ideally. Together we are capable of playing a major role in developing the green energy of the future.”

About Electric Power Equipment Company (EPECo)
Founded in 1961, Commerce City, Colo.-based EPECo manufactures test equipment and custom switchgears. EPECo’s in-house capabilities encompass engineering, design, metal fabrication, assembly/wiring, systems integration, testing, and start-up. EPECo provides solutions for the most difficult applications and creates reliable solutions that save customers time and money in their day to day operation. EPECo is the major supplier of test stands to the U.S. Army and Marines with installations in the U.S. Navy and U.S. Air Force. For more information, visit the EPECo Web site at www.epecoinc.com.

About Vista International, Inc.
Vista International, Inc. is a unique technology holding company in the renewable energy industry. Vista has devoted itself to the creation and expansion of businesses with innovative products, technologies and services in the environmental protection field for more than 20 years. Vista with their affiliate Vista International Technology (VVIT.OB), forms a leadership role  in renewable energy technology and engineering, while developing environmentally safe energy infrastructures that produce electricity, heat/steam/clean water, and advanced fuels, using a number of its proprietary patented technologies. For more information about VISTA International, visit www.vistainternational.net.

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